Exhibit 99.1

BEI Investor Day Presentation — Part 1
To Fort Smith Corporate Office Employees
Wednesday, February 9, 2005

IMPORTANT INFORMATION

Beverly Enterprises, Inc. (“BEI”) plans to file a proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies from the stockholders of BEI with respect to its 2005 annual meeting of stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement and any amendments and supplements to the proxy statement, when they become available, and other relevant documents by writing to Beverly Enterprises at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.

INFORMATION REGARDING PARTICIPANTS

BEI, its directors, executive officers and certain of BEI’s other officers may be deemed to be participants in the solicitation of proxies (the “Solicitation”) for BEI’s 2005 annual meeting of stockholders.

Information regarding the directors, executive officers and certain other officers of BEI and their interests in the Solicitation is contained in a Current Report on Form 8-K filed by BEI with the Securities and Exchange Commission on February 9, 2005. Other officers of BEI who may be deemed to be participants in the solicitation of proxies in connection with the annual meeting have not been determined as of the date of this filing.

BEI has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. BEI has agreed to pay customary compensation to Innisfree M&A Incorporated for such services and to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. BEI has engaged Lehman Brothers as its financial advisor. BEI has agreed to pay customary compensation to Lehman Brothers for its services as financial advisor to BEI and to indemnify Lehman Brothers and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Lehman Brothers may solicit proxies for the 2005 annual meeting, although no additional compensation will be paid in connection with any such solicitation.

FORWARD LOOKING STATEMENTS

The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by Appaloosa Management, LP, Franklin Mutual Advisors, LLC, Formation Capital, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

Bill Floyd

Good morning, everyone.

I mentioned to you a couple weeks ago that we held a very successful Investor Day in New York last month, and that we would give you the opportunity to hear these presentations. That’s the purpose of our meetings today and Friday — and we’ll get to the presentations in a minute.

But first, I want to address what I know is on everyone’s mind — and that’s the fact that the small group of investors — including Appaloosa Management, Franklin Mutual Advisors, Formation Capital and Northbrook NBV — has disclosed that as part of its desire to engage in a transaction with BEI, it has proposed its own nominees for Directors of the board.

I want to highlight the fact that this comes as no surprise to us and — indeed — given how they have proceeded thus far, we would have been surprised if they hadn’t proposed their own group of nominees.

From first impressions, the nominees appear to be a credible group of potential directors. But I would respond ... so what? We already have a great Board with a proven track record of overseeing our company.

We’re not exactly taken back by their move and it — in no way — will sidetrack us as we move forward.

So ... headline: Don’t be overly concerned by this. It’s a move right out of the play books and shouldn’t be something that causes anyone any anxiety. We have a plan.

However — because of this — some special disclosure rules must now apply to our communications. In fact, everything we say at the meeting today is going to be filed with the SEC. So that’s why you’re seeing me do something very unusual —read from a script. As you know, that’s not my normal style — but I have to stay on script today.

Other than the lawyers, the only people who are happy about this are Blair and Jim who always work really hard to prepare remarks for me that I never use. Well, guys, you finally have your day.

Even though there are now some pretty strict requirements about what we say and when we say it, we’re not going to let that affect our ongoing communications with all of you ... and our associates in the business units.

But there may be some times when we can’t say everything we’d like to. There are going to be some quiet periods when you don’t hear or see anything, and there will be some periods when you may see “dueling letters” like we had last week.

The point is that everything is on a timeline — between now and our annual meeting on April 21. And everything is being done according to a plan. But let me emphasize that it’s a fluid plan and it may change as the external environment may change.

There will be times when it is appropriate to communicate and there will be times when it is not. I’m just going to have to ask for everyone’s understanding and support as we go through the process.

But let’s be very clear about one thing: we are playing this to win ... and we are going to do everything that we need to do ... to win.

And I hope it is clear to everyone that this is not a normal “business-as-usual” situation for the small group of us who are at the center of the action. There are rules and strategies we have to follow to make sure we maximize our chances for success.

In fact, I want you to know that we have hired the best advisors available in this country to help us through this. These are impressive firms with big-time credentials — and a lot of wins under their belts.

•	Our financial advisor is Lehman Brothers, one of the leading global investment banking firms that has a lot of experience in hostile takeover defense. Notable deals include Sprint and Nextel, and Kmart and Sears.

•	Our legal advisor is Latham & Watkins — one of the top corporate law firms in the United States. Some recent transactions you may have heard about that Latham has worked on include:

•	the Harrah’s deal with Caesars Entertainment,

•	the Metro-Goldwyn-Mayer/Sony transaction, and

•	the Oracle/PeopleSoft deal.

•	Our proxy solicitation firm is Innisfree M&A. They specialize in getting the vote out for shareholder meetings and proxy fights. Their reputation stems from the firm’s success in hostile situations. In fact, Innisfree has been involved in several times as many hostile transactions as its nearest competitor — and they’re used to playing on the winning team.

•	Our corporate communications firm is Kekst and Company. Kekst is the single most experienced firm of its kind in the country when it comes to control contests for companies — such as the one BEI is dealing with right now. Some of the more well-known companies Kekst has recently advised include Sprint and Disney.

So I hope you can see that we’re in good hands. We have a team that is dedicated to winning ... has a long track record of success ... and knows how to play this game very well.

And — most importantly — we also have a great story to tell. What you are going to hear today and Friday is the centerpiece of what we will be talking to investors about — the reasons why they should continue to have confidence in our company.

The fact is, we have a management team that has done everything it has said it was going to do over the last five years — a management team that has delivered outstanding results. A management team that not only has developed a strategy for the future, but — with your help — is fully capable of executing it.

To give you a little perspective on this, I like to tell the story about a question that was asked by an analyst on an earnings call a couple of years ago when we were first announcing our divestiture strategy.

That analyst said: “Why should we believe that you will be able to accomplish this strategy?” And my response was: “Name one thing in the last three years we said we would do that we haven’t.”

And there was silence on the other line.

Why? Because we have delivered on our commitments. We have never made empty promises.

You have a management team that has delivered during what has been an extraordinarily difficult period of time — dealing with some very challenging issues over the last five years. There’s absolutely no basis to think this management team cannot deliver in the future.

OK. Before we get to the presentations, we have to make our lawyer friends happy.

As one of the introductory slides notes, the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding forward-looking statements apply to our discussion today.

Forward-looking statements involve known and unknown risks and uncertainties — that may cause actual results to differ materially from forecasts. These and other factors that could affect future results are addressed in materials filed with the SEC.

I also want to call your attention to the introductory slide that defines EBITDA and EBITDA margin — and discusses our use of EBITDA as one means of evaluating financial performance.

We have posted on our Web site a reconciliation to GAAP of the non-GAAP financial measures that were discussed at our Investor Day and that will be discussed today.

We will be filing a proxy statement with the SEC relating to our 2005 annual meeting of stockholders. You should read the proxy statement when it becomes available, because it will contain important information.

In addition, BEI, our directors and some of our officers may be deemed to be participants in the solicitation of proxies for our annual meeting.

Information about our directors and officers and about how to obtain the proxy statement for our annual meeting and other relevant documents will be contained in a filing we are making with the SEC today on Form 8-K.

OK. Finally we can get to the real purpose of today’s meeting.

Our Investor Day event was one of the outcomes of the investor study I spoke to you about last fall.

The study showed that there is a very solid understanding of and support for our basic strategies — and a high degree of confidence in our management team.

But investors also told us we need to provide more specific information about our growth initiatives. And there was an interest in meeting key business unit leaders who would be generating that growth.

So that’s why we held the Investor Day — to give a more comprehensive overview of our company than we normally can during investor conferences and earnings calls.

It also was an opportunity for investors to hear directly from our business unit heads and get a sense of the strength of our management team.

In addition, we used Investor Day as a way to reach out to investors and analysts who hadn’t previously followed our company and to help them learn all about us.

Investor Day included a strategic overview ... financial overview ... presentations on how we are driving growth in our skilled nursing facility operations ... and presentations on how we are growing our eldercare service businesses.

Now, all of the Investor Day presentations were webcast, and you could still go onto our corporate Web site and hear them — if you had the inclination.

But we wanted to make it easy for you to get all the great information that we put together for Investor Day. We wanted to give you the opportunity to hear and see these presentations live ... and ask questions of our business unit heads — just like the investors did.

So, today we’re going to present to you the first half of Investor Day — minus the financial overview. I’ll talk about how our strategic plan has helped drive the turnaround of BEI. Then you’ll hear from Dave Devereaux about our Skilled Nursing Facility operations.

On Friday, we’ll do the second half of the presentations. Cindy Susienka and her team will describe the strategies we are using to ensure continued growth in our service businesses.

With that, let’s get right to the agenda. We’re going to start off the presentation today just like we did in New York: with a special video that was created to highlight our strengths and our bright future for investors. So, let’s roll the video.

Video Narrator

AS AMERICA AGES, THE NEED FOR QUALITY ELDERCARE SERVICES IS UNDERGOING UNPRECEDENTED GROWTH.

BEI HAS RESPONDED BY BROADENING OUR HEALTHCARE SERVICES IN DRAMATIC WAYS THAT SERVE THE ELDERLY BETTER.

BY ADDRESSING THE NEEDS OF THE ELDERLY IN EFFICIENT AND INNOVATIVE WAYS, BEI IS GROWING FORWARD.

WE ARE A LEADING PROVIDER OF ELDERCARE SERVICES, OPERATING 327 SKILLED NURSING FACILITIES, 18 ASSISTED LIVING CENTERS, AND 52 HOSPICE AND HOME CARE CENTERS.

WE OFFER REHABILITATIVE THERAPY NOT ONLY AT OUR OWN FACILITIES, BUT AT AN ADDITIONAL 600 LOCATIONS OPERATED BY OTHERS.

BEI HAS COMPLETED A MAJOR TURNAROUND IN OPERATING RESULTS. TODAY WE ARE IN A MUCH STRONGER FINANCIAL POSITION THAN A FEW YEARS AGO — WITH LOWER DEBT LEVELS AND A RESTRUCTURED BALANCE SHEET.

WE HAVE ASSEMBLED A LEADERSHIP TEAM BY RECRUITING ACCOMPLISHED PROFESSIONALS FROM OUTSIDE HEALTHCARE AS WELL AS IDENTIFYING TALENT WITHIN BEI.

AND WE HAVE FOCUSED OUR ENERGIES ON FOUR FUNDAMENTAL STRATEGIES:

•	STRENGTHENING OUR SKILLED NURSING PORTFOLIO.

•	ACCELERATING GROWTH IN OUR SERVICE BUSINESSES.

•	LEADING INNOVATION IN ELDERCARE. AND

•	RE-ENGINEERING THE COMPANY FOR GREATER EFFECTIVENESS.

BEI’S STRATEGY INCLUDES A COMMITMENT TO INNOVATION AND THE DEVELOPMENT OF NEW TECHNOLOGIES. OUR DEDICATION TO THIS APPROACH HAS BROUGHT US SIGNIFICANT COMPETITIVE ADVANTAGES THROUGH:

•	SPECIALIZED ALZHEIMER’S PROGRAMS.

•	“FREEDOM THROUGH FUNCTIONALITY” THERAPY THAT USE SPECIALLY MODIFIED NAUTILUS EQUIPMENT FOR REHABILITATIVE PROGRAMS.

AND

•	OUR CARE TRACKER SYSTEM THAT ENSURES ACCURACY IN DOCUMENTING PATIENT CARE WHILE HELPING TO FACILITATE TIMELY PAYMENT TO BEI.

TODAY, BEI’S SKILLED NURSING OPERATIONS ARE STRONGER THAN EVER. AND THEY DO MUCH MORE THAN DELIVER QUALITY CARE. THEY SERVE AS COST-EFFECTIVE FACILITATORS FOR GROWTH IN BEI’S SERVICE BUSINESSES:

•	AEGIS THERAPIES. MEASURABLE RESULTS ACHIEVED THROUGH OUR “FREEDOM THROUGH FUNCTIONALITY” PROGRAM HAVE CREATED SIGNIFICANT COMPETITIVE ADVANTAGES. AEGIS HAS BECOME THE EMPLOYER OF CHOICE FOR THERAPISTS.

AND

•	ASERACARE — DELIVERING COMPASSIONATE HOSPICE CARE BY FOCUSING ON THE NEEDS OF BOTH PATIENTS AND THEIR FAMILIES.

BEI IS CONSTANTLY SEARCHING FOR WAYS TO DIFFERENTIATE OUR ELDERCARE PRODUCTS. AND THE QUALITY OF OUR SERVICES CONTINUES TO DISTANCE US FROM THE COMPETITION. TODAY, WE ARE ENTERING NEW THERAPY AND HOSPICE MARKETS — WHILE CAPTURING LARGER SHARES OF OUR CURRENT MARKET.

OUR FOCUS ON STRINGENT PERFORMANCE METRICS APPLIES BOTH TO THE CARE OF OUR RESIDENTS AND THE CONDUCT OF OUR BUSINESS. AND THAT’S WHY WE ARE CONFIDENT OF CONTINUED GROWTH AS WE RESPOND TO THE NEEDS OF OUR AGING POPULATION.

BEI:

•	SKILLED NURSING AND LONG-TERM CARE OPERATIONS

•	AEGIS THERAPIES — FOR BOTH BEI FACILITIES AND HUNDREDS OF THIRD-PARTY PROVIDERS

AND

•	ASERACARE HOSPICE — FOR COMPASSIONATE ATTENTION TO PATIENTS AND THEIR FAMILIES.

BEI TODAY: GROWING FORWARD WITH A STRONG FOUNDATION FOR SUSTAINABLE, PROFITABLE GROWTH.

Bill Floyd

Since we had a lot of new people in the audience for Investor Day, I spent some time talking about who we are and what we do — and just how far our company has come over the last few years.

Because, compared with what Beverly was a few short years ago, we are — in many ways — a new company today:

•	A company with better, more successful operating units.

•	A company with a solid financial position.

•	And a company with a disciplined, “can-do” culture.

But Beverly is not just a turnaround story.

In the process of transforming this company, we’ve also achieved significant growth by leveraging our core competencies in eldercare. And we have built a solid foundation for continued growth this year ... and well into the future.

I’d like to begin this morning first by profiling BEI today.

Second, I want to briefly point out how far we’ve come in a relatively short period of time — and from a very weak starting position.

Third, I’ll outline the fundamental strategies that have guided us during the turnaround — which, in may respects, will be applicable going forward — but will be fine-tuned to focus more intensely on growth.

And finally, I want to talk about EBITDA guidance for 2005.

Today, BEI is a leading provider of eldercare services in the country.

In our continuing operations, there are 327 skilled nursing facilities, 18 assisted living centers, and 52 hospice and home health centers.

Through Aegis Therapies, we provide rehabilitative therapy in our own facilities — as well as 585 facilities operated by other healthcare providers.

On any given day, we have 34,000 men and women providing high quality care — and generating annual revenues that total more than $2 billion.

We have a presence in 37 states, plus the District of Columbia.

The Beverly of old was a much different company.

For example:

•	At the end of 2000, Beverly had only $26 million in cash — and nearly one billion dollars in total debt.

•	Patient receivables in our skilled nursing business at that time totaled $495 million, which represented 77 days sales outstanding.

•	Operating metrics were inconsistent.

•	Our employees were demoralized, and the culture was permeated very much by a “victim mentality.”

So, fast-forward the tape, and you see a dramatically different picture today:

•	Our cash balance at the end of the third quarter was more than $207 million.

•	Total debt has been reduced 43 percent to $558 million.

•	We have cut nursing patient receivables by more than 60 percent to $179 million — and we’re now at 35 DSO, which I believe is the “gold standard” for this industry.

•	And all of our key operating metrics — everything from improved state survey results and quality indicators to EBITDA margins and occupancy levels — have shown dramatic improvement.

To drive this transformation, we needed some fundamental rallying points for the organization.

And this was provided by the strategic plan we first developed in 2001.

We’ve refined this plan somewhat since then — and are continuing to refine it — because, as I mentioned, we are now more intensely focused on growth — having put the problems of the past behind us.

However, our four strategies remain the foundation of our growth initiatives:

•	Strengthen and grow our skilled nursing portfolio ...

•	Accelerate the growth of our service businesses ...

•	Establish a leadership position in eldercare innovation, and ...

•	Continually re-engineer our company for greater effectiveness.

Back in 2001, our first strategy actually was to “streamline and strengthen” our skilled nursing portfolio.

Now that we’ve substantially completed the divestiture of the under-performers, we’ve fine-tuned this strategy to emphasize growth.

Dave Devereaux’s discussion will focus on this particular strategy — on the initiatives we’ve been executing to strengthen our skilled nursing facilities — and on how we intend to grow this critical area of our business.

Cindy Susienka and her team will cover our second strategy — the dramatic growth we’ve been achieving in our service businesses and how we plan to maintain that aggressive growth.

Our third strategy deals with innovation — and you’ll see the innovation theme woven into a number of the specific initiatives Dave and Cindy will mention.

For example, in the quality-of-care arena, our Alzheimer’s program and Freedom Through Functionality — are innovations that we’re turning into competitive advantage.

In the area of technology, our focus on innovation has led to CareTracker and our Labor Management System — both new ideas that have produced demonstrable improvements in ensuring proper payment for care provided and in enabling our local facilities to more effectively manage their labor costs.

These are also examples of using innovation to create competitive advantage.

Now, going back to our fourth strategy — re-engineering operations to maximize efficiency and minimize costs.

Some of the innovations I mentioned earlier — CareTracker and our Labor Management System, for example — also contribute to increased efficiency.

Other cost-savings come from restructuring the balance sheet.

But a lot of the cost-saving measures we’ve implemented over the past five years have resulted from a series of basic blocking-and-tackling types of improvements.

Changes in the way we do business — that ... on a cumulative basis ... have changed our corporate culture.

For example, we saved $10 million in travel costs through increased use of tele-conferencing and more effective training methods.

Improving our Accounts Payable process saved another $5 million.

Overall, we’ve taken roughly $220 million out of our cost structure during the past five years.

And while the low-hanging fruit is long-gone, I believe there are still opportunities for greater efficiencies throughout our organization.

As I mentioned, we’ll be talking this morning about the initiatives that support each of these four strategies.

But what I think is critically important ... are the synergies among these strategies.

Now, I know sometimes “synergy” can be an over-used term, but — for us — it is absolutely at the heart of where we’re headed.

For example, one might describe our Skilled Nursing business primarily as a solid generator of cash — cash that can be used to invest in higher-margin eldercare service businesses.

And that’s a true statement — but it overlooks the importance of Skilled Nursing as a facilitator of the growth of our service businesses.

For example, in every market where there’s a Beverly nursing facility — there’s an Aegis Therapies operation.

And Aegis uses the Beverly nursing home market position as a launch platform to go after rehab therapy business at other nursing homes.

Because of our skilled nursing operation, Aegis already has a presence in the market.

It has therapists there — and these therapists already have a relationship with local hospitals and with local physicians.

Expanding beyond the walls of the nursing facility ... and building a separate therapy business ... is a much easier task than entering a new market cold — where you have no established contacts in the medical community and no base of therapists from which to draw.

But, there’s also another facet of this growth-facilitation advantage.

As Martha will tell you on Friday, some of the non-Beverly business that Aegis captures in a given market may be a few facilities that are part of a larger regional chain.

When Aegis provides high-quality, value-added rehab for the few facilities in a local market — they are often invited to provide these same services to other facilities operated by that regional chain in other parts of the country.

Once again, this becomes a low-cost, low-risk way to enter new markets.

The principle is the same in terms of the synergies between Skilled Nursing and AseraCare Hospice, as you’ll hear from Chris.

Of the 51 hospice locations we’re currently operating, 30 are in markets where we already have a skilled nursing presence.

And all 16 of the new hospice locations we’re starting-up this year are in Beverly Healthcare markets.

The point is — our four strategies and the business model we’ve built reflect a holistic view of the opportunities in eldercare and of the growth prospects we see for our total company.

Each of our businesses is better and stronger and has more attractive growth opportunities — because it is part of the BEI family.

We rely on the hub-and-spoke concept — and we sometimes refer to Dave’s skilled nursing operations as the “mother ship.”

So, I hope you’ll keep this holistic strategy in mind as you listen to the growth plans from each of our business leaders.

Now, before we focus on our growth plans, however, I’d like to briefly cover our overall performance in 2004 and our expectations for ‘05.

Fourth-quarter earnings won’t be released until early March, so we can’t go into much detail today.

But in terms of our EBITDA guidance, we have previously communicated that it would be in the range of $180 to $185 million dollars, with some upside potential.

We still believe that will be the case once the books are closed on 2004.

On a comparable basis, our targeted EBITDA range for 2005 is expected to be between $210 and $215 million.

I want to mention two high-level assumptions relating to Medicare funding that are built into the $210 to $215 EBITDA range:

•	First, we are assuming there will be no reduction in Medicare funding during the fourth quarter of 2005 because of RUGs refinements or other related changes. Now, let me say parenthetically ... some of you may be aware that in the President’s budget, there was a $1.5 billion cut in Medicare spending, which — if it happened — would mean about an $8 million reduction in our EBITDA in the fourth quarter. However, the jury is still out because the final decision on funding will be made by Congress where there is a log of support for the industry.

•	Second, there will be a Medicare market-basket increase of about 2.8 percent, effective October 1.

That’s a brief overview of our company. At this point, I’d like to have Dave Devereaux come up and tell us about what we are doing to grow the Skilled Nursing Facility Business. Dave ...

Dave Devereaux

Thanks, Bill — and good morning, everyone.

One of the four fundamental strategies Bill mentioned was to strengthen our portfolio of Skilled Nursing Facilities. I’m going to begin by comparing the portfolio we have today with the facilities we operated just two years ago — to demonstrate specifically what we’ve done to improve operations — and how our results have improved because of these efforts.

Then — and more importantly — I’m going to devote most of my discussion to outlining our plans to drive profitable growth from this stronger nursing home portfolio. But first, let’s look at what we’ve been doing to improve operations.

When you see the progress we’ve already made, it should give you a high degree of confidence in our ability to execute the growth plans I’ll describe in a few minutes.

During just the past two years, we’ve significantly reshaped our portfolio. At the end of 2002, we operated 452 facilities with nearly 50,000 beds in 26 states, plus the District of Columbia.

However, several of those facilities represented a disproportionately high share of projected patient care liability costs. Others were chronic under-performers. Finally, there were facilities that simply didn’t match the strategic markets where we wanted to focus our growth initiatives. As a result, during the past two years, we’ve divested a total of 112 challenged facilities.

Today, our continuing operations are located in 22 states, plus D.C., and have about 35,000 beds in 327 facilities. We’ve concentrated operations in markets that are more attractive for skilled nursing providers — and that offer us the best opportunities for profitable growth and higher margins.

Later in my presentation, I’ll explain in more detail the rationale behind the markets we’ve targeted.

Let me give you some important points of comparison between the portfolio we had two years ago and the facilities we have today in continuing operations:

•	First, let’s look at EBITDA margins in our Skilled Nursing operations. Before we began the divestiture program, our EBITDA margin for 2003, adjusted for the Medicare funding correction, would have been only 5.7 percent — if we had taken no actions to address the liability-challenged and under-performing facilities. Compare that with the third quarter of 2004, when our EBITDA margin was more than nine percent — an increase of more than 330 basis points.

•	Second, occupancy for the 2002 portfolio averaged 87.9 percent. For the third quarter of 2004, it averaged 89 percent — an increase of more that 100 basis points.

•	Third, Medicare and private-pay patients accounted for 46.7 percent of our revenue in 2002. For the 2004 third quarter, that mix had grown by more than 240 basis points to nearly 49.2 percent.

We’ve also made significant and measurable progress in the quality of care we provide. This, after all, is what we do.

It all starts at the facility level. To drive improvements there, we use a “balanced scorecard” for each facility. It measures all the key operating and financial parameters — occupancy, associate and family satisfaction, accounts receivable, among others.

An integral part of this balanced scorecard is quality — and we measure our performance internally with specific facility and region quality benchmarks — and externally with some of the quality measures established by CMS.

These quality indicators, as well as facility performance on state surveys, play an important role in determining incentive compensation for our facility leadership team.

In fact, in those facilities that do exceptionally well in state surveys, we reward every single associate at the facility with a $100 cash bonus. For our direct caregivers, that’s a big deal.

This emphasis on quality improvement at the facility level has resulted in an important reduction in costs associated with poor survey performance. In 2001, these financial penalties totaled $5.5 million. For 2004, they totaled $1.5 million — a reduction of 74 percent.

Continuing improvements in quality of care also impact the incentive compensation of every member of our senior management team. At least 20 percent of our bonus for 2004 is contingent upon us achieving specific quality objectives. And that applies to every Beverly executive in the room, including Bill. For 2005, this number moves to 30 percent.

So we enter 2005 with a very solid portfolio of skilled nursing facilities. We’ll continue to raise the performance bar, of course, but the focus on fixing problems has now shifted to a focus on profitable growth.

We plan to drive profitable growth through four principal initiatives:

•	First, increase our market share by broadening our base of services and by differentiating ourselves from local competitors,

•	Second, expand our current business base by adding new facilities and bed capacity — and by exploring accretive acquisitions in targeted markets,

•	Third, raise our EBITDA margin beyond the eight percent level we expect to achieve for calendar-year 2004, and ...

•	Fourth, increase Medicare revenues and improve our Medicaid business base. In that discussion, I’ll cover some of the “myths” about Medicaid.

I’ll go through each of these four initiatives — starting with our plans to increase local market share by broadening the base of services we offer.

As I cover our growth plans, there are two key points to keep in mind:

•	First, demographic trends are very favorable for our industry — in the long term. The growth of the target population we primarily serve, however — the 75-year old-plus group — really doesn’t kick in until 2010 or 2015. In the meantime, this business will be a battle for share in every local market.

•	Second, this is a highly fragmented industry. The publicly traded multi-facility companies account for only about 10 percent of the 17,000 skilled nursing facilities in the country. In most of our markets, we’re not going toe-to-toe with the major operators that many of you follow. We’re competing with small regional chains and with a ton of family-run operations.

With the management team that we now have in place — and with our array of clinical products, our financial resources and our focus on delivering quality care — we are positioned to win an unfair share of the local market battles.

With that in mind, let’s look at our first growth initiative — at how we plan to increase our market share by broadening the base of the clinical products we offer and by competitively differentiating ourselves from other providers.

I’ll spend a disproportionate amount of time on this area because it requires a little background to set the stage — and also because I want to describe the new products that’ll generate additional revenue and set us apart from the competition.

Let’s begin by looking at the typical nursing home — which, as this graphic shows, has two fundamental “product lines.”

Roughly 20 percent of the beds are devoted to skilled nursing and rehabilitation. Patients might be recovering from a heart attack or stroke — or going to therapy to learn how to walk on an artificial hip. This product line represents 20 percent of the beds, but about 80 percent of total admissions. Most of these patients go home after about 40 days.

Some of the patients transfer to the other basic product line — long-term care. However, this product primarily draws patients directly from home or a hospital. Today it accounts for roughly 80 percent of our beds — but only 20 percent of total admissions.

For most of these patients, the nursing home is their final home, and many could be candidates for hospice programs — but you’ll hear more on that later.

This two-product model is fairly typical of most nursing homes today. It reflects the fact that this business is generally viewed as a commodity business — even by a lot of the providers themselves. In this two-product nursing home, there are major challenges to building market share — or, sometimes, to even maintaining the current share.

In the skilled nursing and rehab section, there’s continuous bed turnover. Your local marketing and admissions people have to work hard — just to stay even.

The long-term care section is somewhat more stable, but it’s really tough to grow. Plus, many of the patients in this section are frail and very susceptible to seasonal illness.

We’ve been working on a five-product business model that should help us generate higher and more stable occupancy levels — and a larger share of the local market.

This new approach is based on the premise that skilled nursing facilities are NOT a commodity business — and that we can differentiate ourselves from the competition as a means of increasing market share.

In this five-product model, the skilled nursing unit remains essentially the same — and represents about the same 20 percent of the nursing home’s beds. The long-term care unit also remains essentially the same — in terms of the services it provides.

Our objective, however, is to reduce the number of beds devoted to long-term care to only about 25 percent of the total — instead of 80 percent. In this model, our objective is to have roughly half of the beds accounted for by special Alzheimer’s units.

These units serve a critical clinical need, since 50 percent of those who live to be 85 will be afflicted with this disease. These units clearly differentiate us from local competition, and provide a stable platform for us to grow occupancy and market share.

Today, we operate 92 “basic” Alzheimer’s units. They are designed to serve the needs of patients in the middle stages of this progressive disease. These units typically occupy one wing of a nursing facility — 25 to 35 beds. The facility modifications require an investment of about $250,000 per unit.

We modify the physical characteristics of the wing — not simply to provide greater security for the residents — but primarily to provide a more home-like environment where residents can continue to perform the routine activities that they take comfort in:

•	Eating together family-style in a special dining area.

•	Having a kitchen where they can set out dishes.

•	A “boutique” where they can pretend-shop or dress-up.

•	A safe outdoor space for gardening.

The staff in these units are specially trained — and our curriculum is a model that was developed in conjunction with the National Alzheimer’s Association.

Our mid-stage Alzheimer’s units, however, are not suitable for patients in the advanced stages of the disease, as they are typically less mobile and are more medically complex. The families of these advanced-stage patients don’t want them to move to the long-term care unit — and we don’t either.

We view this as another opportunity to increase our share of local markets — and that’s why we’ve developed advanced-care units as “line extensions” of our basic Alzheimer’s product.

These require an investment averaging about $275,000 — which typically includes some refurbishment of the host facility, as well. The returns on our investments in both the mid-stage and advanced units average nearly 20 percent.

In the past, it’s taken about seven or eight months to effectively fill a new unit. Just recently, a new unit in Indiana filled in three weeks — and another in Pennsylvania filled in three days.

Our Alzheimer’s units generate incremental revenue for the host facilities in two ways:

•	First, there’s usually a modest private pay premium for Alzheimer’s care — typically $4 to $5 per day.

•	The more important revenue contribution, however, comes from incremental census gains at the host facility. In fact, our Alzheimer’s units have proven to be a key point of differentiation in local markets.

So, in our five-product nursing home, 50 percent of the beds are devoted to our Alzheimer’s products. They represent a distinctive clinical service that sets us apart from local competitors. They reduce patient turnover. And they help us capture a larger share of the local market.

These are product lines we plan to offer in more of our facilities. In 2001, we had 62 mid-stage units and no advanced-care units in our continuing operations portfolio. At the end of 2004, there were 92 basic and 10 advance-care units. In 2005, we plan an additional 30 Alzheimer’s units.

Looking ahead, I believe there’s a solid business case that would support basic Alzheimer’s units in roughly half the facilities we currently operate. And everywhere we have a mid-stage unit, I think there’ll be demand — and economic support — for an advanced-care unit.

The fifth “product line” in our nursing home model is a hospice program for terminally ill patients. Cindy and Chris will cover our own hospice program in some detail.

From the standpoint of our skilled nursing operations and our five-product facility, I want to make just a couple points. Today, we offer hospice programs in virtually all of our facilities.

Our own hospice service accounts for about ten percent of these programs — and we expect that number to grow as AseraCare adds new locations, develops additional markets and uses the Beverly Skilled Nursing facilities as a springboard for further growth.

Regardless of whose hospice service is being used, it represents an important benefit to the host facility. The primary benefit involves the hands-on assistance of social workers and bereavement counselors who are specially trained to deal with the end-of-life process — with the patient and, equally important, with the family.

This contributes to an overall positive experience for the family under difficult circumstances — and helps to avoid issues that might otherwise form the basis for a future lawsuit.

By broadening our clinical services with this “five-product” facility, we believe we can differentiate ourselves in local markets and create a sustainable competitive advantage.

When families are going through the process of selecting a nursing home, their loved one may not currently be suffering from Alzheimer’s disease. But, as I said earlier, it’s a disease that will impact at least half of those who reach 85 years of age.

So a facility that offers that type of specialized care — as well as a hospice program — is in a position to compete for and capture a high share of local admissions.

Not all our facilities or all our markets are appropriate for the five-product model. But we certainly can adapt the model to match market demand and local facility configurations.

Regardless of the specific number of clinical products, we don’t believe that many of the local operators and even regional chains will have the resources and clinical expertise to match the array and quality of services that we offer.

In fact, this year every one of our facilities will be developing a marketing plan that emphasizes those specific features in their facilities that sets them apart from other nursing homes in their area.

I’ve devoted a lot of time to our first strategy for driving profitable growth — to our plans to increase market share by broadening our service base and differentiating ourselves from local competitors.

Our second growth initiative deals with expanding our current business base. Our plans here, fortunately, don’t require the same level of background and explanation.

We plan to build some new and replacement facilities — and to add bed capacity — in targeted markets, where there’s economic support for a larger business base.

In prior years, our ability to invest in capacity-expansion programs was constrained by our cash position and by restrictive covenants in the debt instruments we used to have.

For example, in 2003, total capital spending for the entire corporation was $44 million — and only $32 of that was devoted to enhancing the skilled nursing portfolio.

This year, corporate CAPEX will total $100 to $110 million — including $30 million that carried over from 2004. Of the total 2005 spending, nearly $90 million will go to Skilled Nursing.

This year we’ll begin construction of four skilled nursing facilities. It’s been at least five years since we’ve had this many nursing facilities under construction in the same year. Two of these will replace buildings in Pennsylvania and Alabama — where market demand is strong and refurbishing the current buildings no longer makes sense. We’re also adding two facilities in Wisconsin — which is a very attractive market for us. In total, these four new facilities will provide an incremental 310 beds, when they are complete in 2006.

During 2005, we expect to add the equivalent of two new facilities simply by cost-effectively expanding homes in Wisconsin, Nebraska, Massachusetts and Pennsylvania.

As part of our capacity-expansion initiatives, we also plan to explore accretive acquisitions.

The actions we’ve taken in recent years to strengthen our Skilled Nursing segment have primarily involved fixing the under-performers and shrinking the total portfolio.

We now are in a position to consider strengthening the business by adding to the current portfolio — by acquiring individual facilities — or even regional chain operators — to densify our position in key markets, where the funding and legal environments make sense.

At this point in our evolution, we certainly have the financial resources, the clinical expertise and the management talent to successfully support additional facilities.

I’ve covered our second growth initiative — expanding our overall business base.

Our third growth initiative primarily focuses not on revenue increases — but on how to generate more profit from each revenue dollar by improving EBITDA margins.

Obviously several of the actions I’m covering this morning also result in higher margins — adding Alzheimer’s units, improving Medicare mix and enhancing our Medicaid business.

However, for this part of the discussion, I want to highlight two specific objectives:

•	First, improving EBITDA margins by improving our overall performance in key markets, and turning around challenged facilities that represent a drag on the entire portfolio, and ...

•	Second, using technology to improve margins — through better documentation of the care we provide and through more effective local management of our labor resources.

Rather than me talking about the specific actions we plan to take as part of this growth initiative, I thought it might be more appropriate to hear from some of the members of my leadership team.

In terms of improving our performance in key markets, there’s a great story in the Northeast, which is run by Phil Quillard, Regional Vice President who’s responsible for our operations along the East Coast.

For Investor Day, Phil gave a case history of the turnaround he spearheaded in Massachusetts — which really is a microcosm of our corporate turnaround.

We decided not to fly Phil to Fort Smith today just to do an eight-minute presentation. But I encourage you to hear what Phil had to say by listening to the webcast of his presentation on our corporate Web site. It’s a great success story.

So, lets now turn to Kevin Roberts, who has just been promoted to Senior Vice President of Financial Operations. Congratulations, Kevin! Kevin will tell us about the use of technology to improve margins.

Kevin Roberts

Thanks, Dave — and good morning.

As I look at the nursing home industry, this is a penny business. So growing revenues and — at the same time — containing costs are two keys to our success.

This past year we have positioned ourselves to both grow revenue and contain costs by incorporating innovative technology into how we manage our business. I’ll talk about two specific improvements we’ve made that have produced significant increases in revenues and margins. The first involves the case-mix payment system for Medicaid — something that Dave will talk about in greater detail.

The amount of money we are paid is determined by the assistance we give the residents for what are called “Activities of Daily Living.”

Such as dressing, bathing, and nutrition intake. Our objective is to get paid for all the services we provide to our residents. That sounds like a pretty basic concept — and it is. But the way we executed this concept in the past left a lot to be desired. And frankly, it left a lot of revenue dollars on the table.

The documentation upon which our payment is based begins with a paper form our caregivers use to record the services they provide to each patient — according to the Activities for Daily Living. The form is a little complicated — especially if English is your second language — and you’re busy — and you’re trying to devote most of your time to providing care — not filling out forms.

In the past, we had to rely on manual documentation to demonstrate the level of care provided. The Certified Nursing Assistant typically was equipped with a ball point pen and a pad of sticky notes. After they visited each patient, they’d jot notes on the sticky pad and put the piece of paper in a pocket — or stick it on their shirt or lab coat. At the end of the shift, they’d look like a walking message board.

And that was if everything worked well on their shift — if everything went as planned. However, that’s not how it works most times. There’s a call light that interrupts your routine — and your documentation. So at the end of your shift, you try to reconstruct everything you’ve done for each and every patient over the past eight hours.

You find a sticky note that says “toileted MJ 11 a.m.” Now you have both Mary Jones and Mike Johnson on your wing — and you try to remember which MJ it was. And then another call light goes on.

That’s the reality of this business for the front-line troops. They provide the care — and do a good job of it — but the documentation sometimes takes second place. As a result, the facility doesn’t get paid all the revenues it earned.

We found a software vendor that offered a touch-screen kiosk for documentation. We piloted this program in 2003 in three facilities. The caregivers loved the product.

We did a “return on investment” analysis, and projected a payback in three and one-half years. So we proceeded with a system-wide rollout of “CareTracker.”

Let me tell you how the process works today. The kiosks are positioned in strategic locations in the facility. The Certified Nursing Assistant, once they have assisted a resident, goes to the kiosk.

She logs in by selecting her name, entering her password on the screen and then selects the name of the resident she just helped. She then can enter data relating either to Activities of Daily Living, Mood and Behavior, Nutrition Intake or Toileting.

Let’s look, for example, at ADL’s.

She has just assisted someone getting out of bed. After she touches that screen another screen pops up. Now, she can record what assistance if any was provided. If the caregiver has a question, she can touch a question mark button for further clarification. There are no language-skill challenges. It is “select the picture” and touch it.

We have found the services provided a resident are now being recorded far more accurately. The quality of the documentation is improved. This has impacted both our Medicaid and Medicare rates positively. We feel confident about this system because the results have been reviewed by several states — and we have had no adjustments.

Through the first nine months of 2004, our Medicaid rates increased $1.9 million and Medicare $1.6 million — specifically because of CareTracker. This was all accomplished by recording the actual services provided to the resident.

I do have a demonstration set up in the lobby and I’ll be glad to show you how easy it is to use CareTracker.

The second margin improvement area I want to talk to about is cost containment.

You have heard in earlier investor calls our discussion of the Labor Management System. Labor is our largest single expenditure, so we needed a system to better manage it locally. Other labor intensive businesses — like retail and food service — have had Labor Management Systems in place for years. But not the nursing home industry.

In the past, managing labor was a very manual and time-consuming process for the Executive Director. And when it was done, the analysis really had little value as a predictor of the coming week — because the data were old — by at least two weeks.

Now, we did have a lot of useful data but the data was stored in different systems — that didn’t talk with one another. What we needed was a way to have the data in one place so we could report our key metrics more quickly and more easily. Metrics like: census, hours of labor and labor cost.

The most cost-effective way to accomplish this was to establish a data-mart. With a data-mart, we can pull the data nightly from a variety of source systems and then have the metrics available by noon the next day.

This really assists the Director of Operations in monitoring what is going on in each facility. The reports are set up to give the Director the ability to look at the entire district — or drill down to a single facility, a single department or a single individual. This really has helped with accountability.

So how has this helped from a cost containment standpoint? In several ways. We’ve seen a decrease in overtime and a decrease in the number of facilities exceeding their needed hours of labor. We’ve also improved one area that was very difficult for us to monitor — special pay programs.

These programs are put in place to reduce temporary or contract labor — like bonuses for extra shifts, shift rate differentials and attendance bonuses. The problem is, once a special pay program is installed to meet a special need — it never seemed to get eliminated — even after the special need is resolved. By being able to monitor this more closely, we have seen a significant decline in these expenses.

By controlling these costs, we have been able to maintain reasonable growth in our Weighted Average Wage Rate. For example, comparing the first nine months of 2004 with the same period in 2003, our Weighted Average Wage Rate increased only 3.5 percent.

I have a computer connected to the data-mart at our display in the lobby outside, and I will be glad to demonstrate it to you during the break.

In summary, we have leveraged technology effectively to generate an attractive return on investment and help improve EBITDA margins:

•	CareTracker will have a payback on its seven million dollar cost in two years — a year and a half sooner then we expected.

•	And the Labor Management System has helped reduce labor cost increases year-over-year by 40 basis points — even though we implemented annual wage increases.

We also have more real-time data available to make better business decisions, which is a contributing factor to our success.

I’ll now turn the presentation back to Dave.

Dave Devereaux

We’ve covered our third growth initiative — generating more profit from each revenue dollar by improving EBITDA margins.

Our fourth initiative focuses on driving profitable growth by further increasing Medicare revenues and on continually improving our Medicaid business. Let’s look first at Medicare.

Patients covered by Medicare programs require skilled care because of their relatively high acuity or complex medical condition. As a result, per diem rates for Medicare patients are significantly above overall rate averages. For example, during the third quarter of last year, our Medicare rate averaged a little over $326 per day — more than double our overall per diem.

I’d like to comment here about Medicare per diems — because I’ve had some questions from investors that would suggest that there’s some confusion about rates and patient acuity levels.

To the extent that there may be differences in Medicare per diems between our company and others, that difference is primarily related to geography — not patient acuity levels.

Some areas have relatively high labor costs, and so the labor component of the Medicare payment formula is adjusted upward. In other areas — for example, states like Arkansas, Missouri, Kansas and Nebraska, where we have 80 facilities — the labor costs are lower than average and that component of the payment formula is adjusted downward.

So, in those states where we directly compete with other public companies, there is no meaningful difference in average Medicare per diems — or in the acuity levels of the patients we care for in our skilled nursing facilities.

To increase our Medicare revenues, we’ve made a determined effort to increase our share of Medicare patients — and we’ve made important progress over the past five years.

For example, in 2000 Medicare patients as a percentage of total patient days averaged 9.6 percent. For the first nine months of 2004, we raised that to more than 12.1 percent — an increase of more than 250 basis points.

As a percentage of total nursing facility revenues, Medicare grew from 21.9 percent to 28.1 percent during that same period. That’s important because, as a general rule, Medicare margins are higher than those for Medicaid.

These improvements reflect a combination of more patients, improved nursing capabilities, and more effective coordination between our clinical staff and our partners at Aegis Therapies.

Aegis therapists are an integral part of the local facility team that assesses the clinical needs of our Medicare patients, and they are particularly helpful in identifying the contributions that rehab can make to a patient’s care plan.

We have several initiatives underway to attract more Medicare patients and to further improve our overall Medicare mix. The first involves setting up distinct Medicare units within our skilled nursing facilities.

Here, we’re following the same approach we have with our Alzheimer’s units by tailoring our facilities to meet the special needs of our principal customers — who in this case are not only the patient, but also the attending physician.

Unlike the Alzheimer’s units, however, the modifications are minimal and don’t require significant capital expenditures. For example, the changes necessary to attract more Medicare patients could be as modest as increasing the number of private or semi-private rooms — or the addition of electric beds or bedside telephones or televisions to meet the expectations of potential Medicare patients.

To better address the needs of attending physicians, we’re looking at private areas for patient examination, as well as separate areas for the doctors to update their charts.

These are small but important changes, and we plan to modify at least 30 of our facilities this year to make them more user-friendly for Medicare patients and their physicians.

Another initiative deals with upgrading our rehabilitation services, especially with the Freedom Through Functionality program that Cindy and Martha will talk about. Some of the specially designed equipment is on display in the reception area.

We’ve had great success with this program — and we can demonstrate to hospital discharge planners and to attending physicians that our rehab programs enable Medicare patients to reach higher levels of functionality in our facilities than they could elsewhere.

This isn’t some marketing claim — it’s a fact that we can demonstrate through measurable progress reflecting a database of a million patient records. You’ll hear more about that from Martha in a little while.

We currently have this program in 44 of our facilities. Capital constraints in the past — as well as space limitations — have prevented us from implementing it any faster. However, we’re now in a position to expand it to another 57 facilities this year. In those homes where space is an issue, we’re working on some equipment modifications that can resolve that situation.

The third way we plan to increase the number of Medicare patients involves a specific revenue development initiative at each of our facilities.

Here, we now have an invaluable tool in the datamart system that we’ve implemented throughout our organization. Kevin talked about it primarily in the context of it enabling local operators to more effectively manage labor. But the datamart system also enables us to analyze admissions and payor records, and to identify missed opportunities for incremental Medicare business.

Based on our initial analysis, we know that we’ve provided care for patients who are eligible for Medicare, but whose treatment was paid for by some other payor — simply because our documentation was inadequate or because there was a gap in our local administrative systems. I’ll give you a small — but typical and important — example of a missed opportunity.

A patient is admitted from home — which would suggest that there’s no Medicare coverage because there was no three-day qualifying stay at a hospital. What we missed was the fact that this patient did have a qualifying stay in a hospital during the preceding 30 days and then had been discharged home. That patient was likely eligible for Medicare coverage, but we missed it. This kind of stuff happens.

There is no “silver bullet” or magic solution to increasing the number of Medicare patients we serve. The initiatives I’ve described, admittedly, involve blocking-and-tackling types of actions and better execution at the local level. That’s what it takes, and that’s what we’re prepared to do.

I’ve covered our plans to increase Medicare revenues. We’re also committed to driving profitable growth by further improving our Medicaid business base. Now, I know that may seem to be counter-intuitive to some of you.

There is the perception that Medicaid is not a desirable payor — that private pay is great — and that Beverly, with 50 percent of our skilled nursing revenue coming from Medicaid, is competitively disadvantaged. But that isn’t always the case.

I won’t address Medicaid funding on an overall basis — other than to acknowledge the fact that Medicare continues to subsidize under-funded Medicaid programs. But I can tell you that for Beverly — in the states where we’ve strategically concentrated our operations — there are a lot of opportunities to enhance our Medicaid business.

We start — as Kevin mentioned — by ensuring that we are properly compensated for the quality care we actually provide — and also by having the clinical capabilities to treat medically complex patients.

We’ve been improving our Medicaid business base in two key ways. First, by concentrating our operations in states where the Medicaid payment system is similar to Medicare. And second, by working with several states on plans to generate increased funding levels.

Fifteen of the states where we operate today have adopted a Medicaid payment system in which — like Medicare — payment levels reflect patient acuity levels. Seventy-four percent of our skilled nursing facilities are located in these “case-mix” markets. Later this year, Wisconsin is expected to adopt this type of payment system, which will raise the portion of our facilities in case-mix states to well over 80 percent.

Under this “case-mix” system, providers receive higher Medicaid revenues, based on documented treatment of our patients. In our case-mix states during the first three quarters of 2004, our net Medicaid per diem rate averaged more than $8.50 a day higher than the average Medicaid per diem in non-case-mix states.

So, what else have we been doing to improve Medicaid?

Our business also reflects state funding plans that have been enhanced by “provider” or “bed” taxes — as Phil discussed. These plans generate a higher level of Federal matching funds, which improves the states’ ability to adequately pay for the care provided to Medicaid patients.

Fourteen of our 22 states — representing 55 percent of our facilities — currently have provider taxes. Six of these states have adopted new or enhanced provider taxes since the end of 2002.

Through aggressive government relations initiatives — in Massachusetts and several other states — we’ve played a key role in the development and adoption of these plans.

The higher level of Medicaid rate increases in provider-tax states is dramatic — even after netting-out the cost to us of these provider taxes. For the first nine months of last year, Medicaid rates in provider tax states increased nearly 7.6 percent over comparable 2003 levels. In states without provider tax plans, the average rate increase was 3 percent.

Virtually all our skilled nursing facilities are now in states that have either a provider tax or a case-mix payment system or both. As a result of this strategic concentration, our Medicaid revenues for calendar-year 2004 are projected to increase — net of the cost of provider taxes — by 5.2 percent over 2003. That’s a revenue increase of more than $47 million — and that doesn’t include Pennsylvania or Indiana. For 2005, we’re projecting a net increase in Medicaid per diems of 3.5 to 4.5 percent.

So, the bottom line is that there’s a big gap between the myth of Medicaid — and the reality of this payor source, at least as far as Beverly’s business is concerned. We believe that Medicaid will continue to contribute to our growth in 2005 and beyond.

Now, if you’re asking me if we prefer Medicaid as a payer source instead Private Pay, the answer is no. Not even close. We’d rather have Private Pay patients all day long, and we continue to make strides in upgrading our facilities, and making them more attractive for private pay patients.

Additionally, we’re planning for the addition of assisted living beds to a number of our skilled nursing facilities, so that we have an additional source of private revenue coming from residents that likely will need skilled nursing at some future time.

The reality of our situation today is that we have to work hard to overcome some impediments to a larger private market share: the age of our assets, and — in most cases — their location. With this in mind, we look to work harder, look to work smarter, and in this case, and look for creative solutions to improve overall results.

So, while Medicaid may not be a home run, it’s certainly far from the foul ball that many might believe it to be.

Bill talked earlier about the synergies among our businesses — and the advantages to Aegis Therapies and AseraCare Hospice of their association with our core skilled nursing business. I’m more than happy to run the “mother ship” — and to provide the means to accelerate the profitable growth of our service businesses.

But let me be very clear about the fundamental strength of our skilled nursing business. It generates a steady stream of cash that we can invest in higher margin businesses. It provides the core competencies to make our other eldercare service businesses a success. And it provides a cost-effective launching pad for those new businesses.

What’s been sometimes overlooked in the past is that our skilled nursing facilities — especially the portfolio that we’ve shaped today — also can generate significant profitable growth in and of themselves. We plan to do just that in 2005 and beyond by the four initiatives I’ve outlined for you:

•	Increase our market share by broadening the base of services we offer and by differentiating ourselves from local competitors — many of whom still see skilled nursing as a commodity business,

•	Increase our capacity by expanding our current business base,

•	Raise our EBITDA margin, and ...

•	Increase revenues from both Medicare and Medicaid.

We’ve devoted a lot of resources during the past few years to playing defense and strengthening our Skilled Nursing portfolio. I think we’re now well positioned to be equally successful on offense — and to drive significant growth in this business.

We’ve covered a lot of ground during the past hour, and I now want to give you the opportunity to ask questions of our team about any of the areas we’ve discussed.

Bill Floyd

Thanks, Dave.

I think you can see what I mean when I said we have a great story to tell. We’re well positioned for solid growth in our skilled nursing facilities. And — on Friday — you’ll learn about the strategies we have put in place to ensure continued growth of our eldercare service businesses — Aegis Therapies and AseraCare Hospice.

At this time, Dave, Kevin and I would be available to answer any questions you have about the presentations today. I’m going to ask that you limit your questions just to the Investor day presentations because there is nothing more we can say today regarding Formation Capital and the investor group.

We have cards on the seats you can write your questions on. Just pass them to the isle and they will be collected.

(Q&A Session)

OK. At this time, if there are no more questions, we’ll see you Friday morning at 8:00 a.m. for the Investor Day service business presentations.